RESIGNATION AS A DIRECTOR OF
LUX DIGITAL PICTURES, INC.
A Wyoming Corporation

The undersigned hereby resigns as a Director of Lux Digital Pictures, Inc., a Wyoming corporation, effective on MAY 29, 2012.

Ingo Jucht, resigning Director